Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-208324, 333-126958, 333-140042 and 333-170395 on Form S-8 and in Registration Statement Nos. 333-211968 and 333-228713 on Form S-3 of our report dated October 25, 2019, relating to the consolidated financial statements of Net 1 UEPS Technologies, Inc. and its subsidiaries (collectively, the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty), and of our reported dated October 25, 2019 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Net 1 UEPS Technologies, Inc. for the year ended June 30, 2019.

/s/ Deloitte & Touche

Registered Auditors

Johannesburg, South Africa

October 25, 2019

National Executive: *LL Bam Chief Executive Officer *TMM Jordan Deputy Chief Executive Officer; Clients & Industries *MJ Jarvis Chief Operating Officer *AF Mackie Audit & Assurance *N Sing Risk Advisory DP Ndlovu Tax & Legal TP Pillay Consulting *JK Mazzocco Talent & Transformation MG Dicks Risk Independence & Legal *KL Hodson Financial Advisory *B Nyembe Responsible Business & Public Policy *TJ Brown Chairman of the Board

A full list of partners and directors is available on request                                                                                                 *Partner and Registered Auditor